UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2023

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 18, 2023, ImmunoGen, Inc. (the “Company”) appointed Lauren White as Senior Vice President and Chief Financial Officer and designated her as the Company’s principal financial officer.

Ms. White, age 44, joins ImmunoGen from C4 Therapeutics, where she had served as Chief Financial Officer, Treasurer, and Principal Accounting Officer since June 2021. Ms. White had previously served in roles of increasing responsibility at Novartis, most recently serving as Vice President and Global Head of Financial Planning and Analysis for the Novartis Institutes for BioMedical Research (NIBR) since July 2017. Prior to this role, she launched Novartis’ global health business unit as the unit’s Chief Financial Officer in Basel, Switzerland. Ms. White also served as the global head for Novartis’ Malaria franchise throughout Africa, Asia, and Latin America, and previously served in various strategy and marketing roles with Boston Consulting Group and General Electric. Ms. White received her Bachelor's degree from the Carroll School of Management at Boston College and a Master of Business Administration degree from Harvard Business School.

Effective September 18, 2023, Renee Lentini, the Company’s Vice President, Finance and Chief Accounting Officer, ceased to be the Company’s principal financial officer but will continue in her role as principal accounting officer.

Ms. White’s annual salary has been initially set at a rate of $500,000 per year. She is also eligible for an annual cash bonus under the Company’s annual executive bonus program of up to 40% of her annual base salary, prorated in the first year from her date of hire and subject to her continued employment with the Company.

The Company granted Ms. White an option on September 18, 2023 to purchase 295,975 shares of the Company’s common stock and a grant of 51,625 restricted stock units (“RSUs”), each under the Company’s 2019 Inducement Equity Incentive Plan (the “Inducement Plan”). The stock option award will vest with respect to 25% of the covered shares on the one-year anniversary of the date of grant, and thereafter with respect to an additional 6.25% of the covered shares on each succeeding quarterly anniversary of the date of grant, subject to Ms. White’s continued employment on each vesting date. The exercise price of the stock option award is the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market on September 18, 2023. The RSUs will vest with respect to 25% of the shares covered by the award on each of the first four anniversaries of the date of grant, subject to Ms. White’s continued employment on each vesting date.

Ms. White will be eligible to participate in the Company’s severance plan for vice presidents and higher (the “Severance Plan”), which provides certain benefits in connection with a termination of employment not following a change in control of the Company. A summary of the material terms of the Severance Plan is contained in the Company’s proxy statement for the 2023 annual meeting of shareholders (the “2023 Proxy Statement”) under the heading “Potential Payments Upon Termination or Change in Control — Termination of Employment Not Following a Change in Control,” which was filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2023.

As an executive officer of the Company, Ms. White has also entered into a change in control severance agreement (the “Change in Control Agreement”) with the Company that is designed to compensate her for the loss of her position and loss of anticipated benefits under her unvested equity compensation awards following a change in control of the Company. A summary of the material terms of the Change in Control Agreement is contained in the Company’s 2023 Proxy Statement under the heading “Potential Payments Upon Termination or Change in Control – Termination of Employment Following a Change in Control.”

The description of the Severance Plan is qualified in its entirety by reference to the Severance Pay Plan and Summary Plan Description for Vice Presidents and Higher, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 7, 2019.

Item 7.01. Regulation FD Disclosure.

On September 18, 2023, the Company issued a press release regarding the appointment of Ms. White as Chief Financial Officer. A copy of this press release is attached as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of ImmunoGen, Inc. dated September 18, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.

Date: September 18, 2023	By: /s/ Renee Lentini____________________
Renee Lentini
Vice President, Finance and Chief Accounting Officer